Exhibit (k)(2)

FUND SUB-SERVICES AGREEMENT

between

RCS ADVISORY SERVICES, LLC

and

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	2

2.	DUTIES OF GFS	3

3.	FEES AND EXPENSES	3

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	5

5.	EXPENSES ASSUMED BY THE FUNDS	9

6.	REPRESENTATIONS AND WARRANTIES	9

7.	CONFIDENTIALITY	11

8.	PROPRIETARY INFORMATION	12

9.	ADDITIONAL FUNDS AND CLASSES; CHANGES TO THE SERVICES PROVIDED BY GFS	12

10.	ASSIGNMENT AND SUBCONTRACTING	13

11.	EFFECTIVE DATE, TERM AND TERMINATION	13

12.	MISCELLANEOUS	15

APPENDIX I		1

APPENDIX II		1

APPENDIX III		1

APPENDICES

Appendix I	Fund Sub-Accounting Services

Appendix II	Fund Sub-Administrative Services

Appendix III	List of Funds, Services and Fees

RCS ADVISORY SERVICES, LLC

FUND SUB-SERVICES AGREEMENT

FUND SUB-SERVICES AGREEMENT (this “Agreement”), effective as of the 10th day of February 2014, by and between RCS ADVISORY SERVICES, LLC, a Delaware limited liability company ("RCS") and GEMINI FUND SERVICES, LLC, a Nebraska limited liability company having its principal office and place of business at 17605 Wright Street, Suite 2, Omaha, Nebraska 68130 (“GFS”).

WHEREAS, RCS has been engaged by American Real Estate Income Fund, a Delaware statutory trust (the “Trust”), to provide the fund accounting and fund administrative services for and on behalf of the Funds (as defined below) pursuant to a Fund Services Agreement, dated as of the date hereof, between the Trust and RCS (the “Fund Services Agreement”); and

WHEREAS, the Trust is a closed-end management investment company registered as such with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets and liabilities; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix III attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 9, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, RCS desires to appoint GFS as a sub-administrator and fund accounting agent to perform on behalf of the Funds

(i)	the fund accounting services set forth in Appendix I (the “Fund Accounting Services”); and

(ii)	such of the fund administrative services set forth in Appendix II as RCS shall delegate to GFS pursuant to Appendix III, as the same may be amended from time to time in accordance with the provisions of Section 9 (the “Fund Administration Services”, and collectively with the Fund Accounting Services, the “Services”), and

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WHEREAS, GFS is willing to provide such Services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, RCS and GFS hereby agree as follows:

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	RCS, on behalf of each Fund listed in Appendix III attached hereto, hereby appoints GFS to provide the Funds with the Services, for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish such Services, subject to and in accordance with the terms and conditions hereof.

(b)	In connection herewith RCS has delivered (or caused to be delivered) to GFS copies of:

(i)	the Trust's Amended and Restated Agreement and Declaration of Trust and By-Laws, each dated as of January 7, 2014 (the "Organizational Documents ");

(ii)	the Trust's Registration Statement on Form N-2 and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended, and the 1940 Act (the "Registration Statement");

(iii)	the Trust’s Notification of Registration under the 1940 Act on Form N-8A, as filed with the SEC;

(iv)	each Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented from time to time, the "Prospectus");

(v)	each Fund’s plan and/or agreement for shareholder servicing (if any) adopted by the Trust;

(vi)	each Fund’s investment advisory agreement and sub-advisory agreement(s), if any;

(vii)	each Fund’s underwriting agreement;

(viii)	contact information for each of the Trust’s and/or the Funds’ service providers, including but not limited to, RCS and each investment advisor, sub-advisor, custodian, transfer agent, independent auditor, legal counsel, underwriter and chief compliance officer; and

(ix)	the policies and procedures adopted by the Trust on behalf of each Fund in accordance with Rule 38a-1 under the 1940 Act (the “Fund Compliance Manual”).

(c)	RCS shall promptly furnish (or cause to be furnished to) GFS copies of all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolution(s) of the Board of Trustees of the Trust (the "Board") appointing RCS as the Funds’ administrator and granting RCS the authority to enter into this Agreement with GFS.

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2.	DUTIES OF GFS

GFS’s specific duties with respect to Fund Accounting and Fund Administration Services delegated to GFS by RCS are detailed in Appendices I and II to this Agreement.

(a)	In order for GFS to perform the Services, RCS shall (or shall cause the Trust to) (i) cause all service providers to the Trust and/or the Funds to furnish GFS with any and all necessary information in such service providers’ possession, and to assist GFS as may reasonably be required, and (ii) ensure that GFS has access to all records and documents that GFS needs to perform the Services that are maintained by the Trust or any service provider on behalf of the Trust and/or any Fund.

(b)	GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent RCS, the Trust or any Fund in any way or otherwise be deemed an agent of RCS, the Trust or any Fund.

(c)	Whenever, in the course of performing its duties under this Agreement, GFS determines that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify RCS and the Trust’s Chief Compliance Officer and legal counsel of such violation.

3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by GFS pursuant to this Agreement, RCS agrees to pay GFS the fees set forth in Appendix III attached hereto. Fees will begin to accrue with respect to each Fund on the later of (i) the date of this Agreement, or (ii) the date GFS begins providing services to such Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by the Organizational Documents, the Fund’s currently effective Prospectus, generally accepted accounting principles, and any applicable policies or resolutions adopted by the Board. GFS will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. GFS will bear its own expenses in connection with the performance of the Services under this Agreement, except (i) to the extent expressly provided otherwise in Section 5 or Appendix III, or (ii) as may otherwise be agreed to in writing by the parties. In addition to the fees payable under Section 3(a) above, RCS agrees to reimburse GFS for any reasonable out-of-pocket expenses incurred or advances made by GFS that are reimbursable in accordance with the provisions of Section 5 or Appendix III.

(c)	Fee Changes. On each anniversary date of this Agreement (determined from the “Effective Date” for each Fund as set forth on Appendix III), the base and/or minimum fees enumerated in Appendix III attached hereto may be increased by GFS by a percentage equal to the percentage change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending the last day of the calendar month immediately preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. GFS agrees to provide RCS prior written notice of any CPI increase.

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(d)	Due Date. All fees contemplated under Section 3(a) above, and any reimbursement of expenses contemplated under Section 3(b) above, are due and payable within ten (10) days of receipt of an invoice provided by GFS. Any such fees or reimbursements due hereunder and not received by its due date may be assessed interest at the rate of twelve percent (12%) per annum.

(e)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by GFS pursuant to this Agreement shall be the property of the Trust, and shall be surrendered to RCS, promptly upon request by RCS in the form in which such Records have been maintained or preserved. GFS agrees to maintain a backup set of Records (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. GFS shall assist the Trust’s and/or the Funds’ independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Records. GFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act.

(f)	De-Conversion Fees. Upon termination of this Agreement, GFS will charge a “De-Conversion” fee to compensate GFS for providing to the Trust and/or each Fund’s new service providers, all material records, history and data maintained by GFS under this Agreement. The amount of the De-Conversion fees are specified in Appendix III attached hereto. In addition, GFS reserves the right to be reimbursed for out-of-pocket expenses associated with the De-Conversion.

(g)	Post-Engagement Audit Support Fees. After a De-Conversion, GFS is often called upon to provide support to the Trust’s and/or each Fund’s service providers and to assist with a Fund’s annual audit. Services provided by GFS to accommodate such a request following termination of this Agreement shall be subject to GFS’s standard hourly rates existing at the time of the request. RCS agrees to compensate GFS, at GFS’s standard hourly rates, for accommodating such a request following termination of this Agreement.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of GFS. RCS shall indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to RCS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by RCS contained in this Agreement, or which arise out of RCS’s gross negligence, willful misconduct or lack of good faith, with respect to RCS’s performance hereunder or in connection with this Agreement.

(b)	Indemnification of RCS. GFS shall indemnify and hold RCS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to GFS’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by GFS contained in this Agreement or which arise out of GFS’s gross negligence, willful misconduct or lack of good faith, with respect to the performance of the Services to be provided hereunder or in connection with this Agreement.

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(c)	Reliance. Except to the extent that GFS may be liable for a breach of the standard of care set forth in Sections 4(a) or may be otherwise liable to indemnify RCS pursuant to Section 4(b) above, RCS shall hold GFS harmless and GFS shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:

(i)	advice of RCS, the Trust, the Funds, their officers, independent auditors or legal counsel;

(ii)	any oral instruction which it receives and which it, in good faith, has a reasonable basis to believe was transmitted by the person or persons authorized by RCS or the Board to give such oral instruction pursuant to the parties’ standard operating practices;

(iii)	any written instruction or certified copy of any resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof which GFS has a reasonable basis to believe has been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document which GFS has a reasonable basis to believe is genuine and has been signed or presented by RCS, the Trust, or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Board; and

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished and which GFS has a reasonable basis to believe is genuine and has been given by the proper person or persons. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from RCS or the Trust.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS has a reasonable basis to believe is genuine.

At any time, GFS may apply to RCS or to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement and, subject to the standard of care set forth in Section 4(a) above, GFS and its agents or subcontractors shall not be liable and shall be indemnified by RCS on behalf of the Trust and the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. GFS agrees to consult first with RCS before engaging in any non-routine legal consultation that may result in additional legal costs to RCS, the Trust or the Funds.

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(d)	Errors of Others. GFS shall not be liable to RCS, the Trust or the Funds for any losses arising out of the errors of other service providers, including, without limitation, the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by GFS (if any)) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Trust, except (i) for any such losses arising out of the errors of any sub-contractors retained by GFS pursuant to Section 10(b) below, or (ii) to the extent such losses arise out of GFS’s own gross negligence, willful misconduct or lack of good faith.

(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares, or (ii) transmit Shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Fund’s investment adviser(s).

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	Consequential Damages. Notwithstanding any other provision of this Agreement, a party’s maximum liability to the other party under this Section 4 arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to such other party. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR SUCH PARTY WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

(h)	Several Liabilities of the Funds; No Personal Liability. Notwithstanding anything herein to the contrary, GFS acknowledges and agrees that (i) each Fund represents a separate pool of assets and liabilities from any other Funds subject to this Agreement, (ii) the liabilities or obligations of RCS hereunder on behalf of each Fund are several to the liabilities or obligations of RCS hereunder on behalf of any other Fund, and (iii) to the extent GFS is entitled to receive payments in respect of any Fund under this Agreement pursuant to Section 3, Section 4 or otherwise, GFS acknowledges that RCS shall look only to the assets of the applicable Fund for such payment, and that no other Fund nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be liable therefor.

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5.	EXPENSES ASSUMED BY THE TRUST

(a)	Notwithstanding anything herein to the contrary, the Trust shall be responsible for paying its own expenses relating to the operation of the Trust or any of the Funds, including without limitation:

(i)	taxes payable by the Trust or any of the Funds;
(ii)	interest payable by the Trust or any of the Funds;
(iii)	brokerage fees and commissions payable by the Trust or any of the Funds;
(iv)	fees for trustees who are not “interested persons” of the Trust (as such term is defined in the 1940 Act);
(v)	SEC registration and filing fees (including EDGAR filing fees);
(vi)	state blue sky registration or qualification fees;
(vii)	advisory fees;
(viii)	custodian fees;
(ix)	transfer and dividend disbursing agents' fees;
(x)	insurance premiums;
(xi)	outside auditing expenses;
(xii)	costs of maintaining the Trust’s legal existence;
(xiii)	costs of preparing, printing and distributing prospectuses for regulatory purposes;
(xiv)	costs of preparing, printing and distributing shareholders' reports;
(xv)	costs of holding Board and shareholders meetings;
(xvi)	Trust legal fees; and
(xvii)	any extraordinary expenses incurred by the Trust or any Fund.

(b)	To the extent GFS advances any expenses on behalf of the Trust or any Fund that are properly payable by the Trust pursuant to this Section 5, RCS shall cause GFS to be reimbursed for such advances in accordance with the provisions of Section 3(b) above.

6.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of GFS. GFS represents and warrants to RCS that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement; and

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

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(b)	Representations of RCS. RCS represents and warrants to GFS that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	The Trust is a trust duly organized and existing and in good standing under the laws of the State of Delaware;

(iv)	The Trust is a closed-end management investment company registered as such under the 1940 Act;

(v)	The Registration Statement has been filed with the SEC and such Registration Statement will be effective with respect to each Fund prior to such Fund commencing operations, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of each Fund being offered for sale; and

(vi)	The Trust’s Organizational Documents and Registration Statement, and each Fund’s Prospectus, are in all material respects true and accurate and in conformance with applicable federal and state securities laws.

7.	CONFIDENTIALITY

GFS and RCS agree that all books, records, information, and data pertaining to the business of the other party, the Trust and each Fund, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)	release such information as permitted or required by law or approved in writing by RCS or the Trust (as applicable), which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by RCS, the Trust, or the Trust’s investment adviser (as applicable); and

(d)	provide information to each Fund’s service providers to the extent such service provider requires such information to perform its duties on behalf of the Trust and/or the Funds.

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Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from RCS, the Trust or a Fund to any person that is not affiliated with such entity or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e. encrypted format).

8.	PROPRIETARY INFORMATION

(a)	Proprietary Information of GFS. RCS acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) are of substantial value to GFS or the third party. RCS agrees to treat all GFS Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Trust. GFS acknowledges that the Shareholder list and all information related to shareholders furnished to GFS by RCS, the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, “Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. GFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

(c)	In no event shall (i) GFS Proprietary Information be deemed Trust Proprietary Information or Customer Data, or (ii) Trust Proprietary Information or Customer Data be deemed GFS proprietary information. Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 8. The obligations of this Section 8 shall survive any earlier termination of this Agreement.

9.	ADDITIONAL FUNDS AND CLASSES; CHANGES TO THE SERVICES PROVIDED BY GFS

(a)	In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix III; provided, however, that either GFS or RCS may elect not to make any such series or classes subject to this Agreement.

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(b)	Notwithstanding anything herein to the contrary, the parties acknowledge that from and after the first anniversary of the date on which the Trust commences operations, RCS may elect (in its sole discretion) to assume the obligation to perform certain of the Fund Administration Services currently delegated to GFS under the terms of Appendix III. If RCS elects to perform such Fund Administration Services, RCS shall provide GFS with not less than ninety (90) days’ advanced written notice of such election. Upon GFS’s receipt of any such notice, GFS and RCS will negotiate in good faith an appropriate reduction in the scope of Fund Administration Services delegated to GFS and a corresponding reduction in the fees payable to GFS.

10.	ASSIGNMENT AND SUBCONTRACTING

(a)	This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other party.

(b)	GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay such persons for their services, but no such payment will increase fees due from RCS hereunder.

11.	EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. This Agreement shall become effective on the date first above written (the “Effective Date”).

(b)	Term. This Agreement shall remain in effect for an initial term of three (3) years from the Effective Date and shall continue in effect for successive twelve-month terms, provided that such continuance is specifically approved at least annually by RCS and the Board.

(c)	Termination Events. This Agreement may be terminated upon the occurrence of any of the following events:

(i)	This Agreement may be terminated by either party with respect to any Fund or in its entirety at the end of the initial term or any subsequent renewal term upon ninety (90) days’ prior written notice to the other party.

(ii)	Notwithstanding anything herein to the contrary, this Agreement shall terminate automatically with respect to any Fund(s) or in its entirety upon termination of the Fund Services Agreement with respect to such Fund(s) or in its entirety.

(iii)	This Agreement may be terminated by either party upon thirty (30) days’ written notice to the other party in the event of a material breach by the other party. The defaulting party shall have the right to attempt to cure a breach within such thirty-day notice period. If the breach is not cured within said period, then the non-defaulting party shall have the right to terminate this Agreement immediately. In such event, either party may submit any claims they may have against the other party to arbitration, in accordance with Section 12(g) below.

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(iv)	In any event, this Agreement can be terminated with respect to a particular Fund or Funds at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate such Fund(s).

(d)	Effect of Termination. Upon the termination of this Agreement with respect to any Fund or in its entirety:

(i)	GFS shall have no further obligation to provide Services to the terminating Fund(s);

(ii)	all outstanding payments due with respect to such Fund(s) under this Agreement shall become immediately due and payable to GFS, including (x) any unpaid fees earned through the date of termination, and (y) the balance of all future minimum fees due under the remaining term of this Agreement;

(iii)	GFS agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to each terminating Fund and its shareholders; and

(iv)	The parties’ obligations under Sections 3, 4, 7, 8, 11 and 12 shall survive any termination of this Agreement.

12.	MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

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(g)	Arbitration. The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;
•	The class is decertified; or
•	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

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To RCS:	To GFS:

John H. Grady	Andrew Rogers
Executive Vice President	Chief Executive Officer
RCS Advisory Services, LLC	Gemini Fund Services, LLC
405 Park Avenue	17605 Wright Street, Suite 2
New York, NY 10022	Omaha, NE 68130
Telephone: (646) 861-7729	Telephone: (631) 470-2669
jhgrady@rcsecurities.com	andrewr@geminifund.com

With a copy to:	With a copy to:

Gregory Merz	Brian Nielsen, Esq.
Proskauer Rose LLP	Gemini Fund Services, LLC
1001 Pennsylvania Avenue, NW	17605 Wright Street, Suite 2
Suite 400 South	Omaha, Nebraska 68130
Washington, DC 20004-2533	Telephone: (402) 895-1600
Telephone: (202) 416-5846	briann@nstar-financial.com
gmerz@proskauer.com

(j)	Safekeeping. GFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, effective as of the day and year first above written.

RCS ADVISORY SERVICES, LLC		GEMINI FUND SERVICES, LLC

By:	/s/ John H. Grady	By:	/s/ Andrew Rogers
	John H. Grady		Andrew Rogers
	President		Chief Executive Officer

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APPENDIX I

Fund Sub-Accounting Services

With respect to each Fund, GFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, the Fund Compliance Manual, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Timely calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus, transmit the Fund's net asset value to NASDAQ, and communicate such net asset value to the Trust and its sub-transfer agent;

2)	Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");

3)	Prepare and maintain on behalf of each Fund, books and records of each Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of GFS’s Fund Sub-Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the RCS and GFS. Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:
a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Share subscription and repurchase journals
f.	Security ledgers
g.	Broker ledger
h.	General ledger
i.	Daily expense accruals
j.	Daily income accruals
k.	Securities and monies borrowed or loaned and collateral therefore
l.	Foreign currency journals
m.	Trial balances

4)	Make such adjustments over such periods as RCS or the Trust’s and/or Funds’ independent auditor deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)	Provide the Trust and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

Appendix I Page | 1

6)	Provide all raw data available from its fund accounting system to the Fund’s investment adviser, sub-adviser, or RCS to assist in preparation of the following:

a.	Semi-annual financial statements;
b.	Semi-annual form N-SAR and annual tax returns;
c.	Financial data necessary to update form N-2; and
d.	Annual proxy statement.

7)	Provide facilities to accommodate an annual audit by each Fund’s independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)	Transmit to and receive from the Trust’s transfer agent or sub-transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer or sub-transfer agent;

9)	Periodically reconcile all appropriate data with each custodian for each of the Funds; and

10)	Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements.

Fund Accounting Records.

Maintenance of and Access to Records. GFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the 1940 Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of GFS shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during GFS’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by GFS to the Trust or the Trust's authorized representatives.

Inspection of Records. In case of any requests or demands for the inspection of the records of the Trust maintained by GFS, GFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. GFS shall abide by the Trust's instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions from the Trust if GFS is advised to disclose by its legal counsel.

GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Sub-Accounting Services. Any modification of the Fund Sub-Accounting Services provided by GFS as set forth in this Appendix I shall be delivered to RCS in writing.

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APPENDIX II

Fund Sub-Administrative Services

With respect to each Fund, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, resolutions and policies established by the Trust’s Board and the directions of RCS:

1)	Monitor Fund holdings and operations for post-trade compliance with the Fund’s Prospectus, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Adviser and each sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable;

2)	Prepare and coordinate the [preparation, printing and distribution] of semi-annual and annual financial statements;

3)	Prepare selected management reports for performance and compliance analyses, as agreed upon by RCS and GFS from time to time;

4)	In consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by RCS and GFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

5)	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

6)	Review the Trust's federal, state, and local tax returns as prepared and signed by the Trust's independent public accountants;

7)	Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

8)	In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:
a.	Amendments and supplements to the Trust’s Registration Statement on Form N-2;
b.	periodic reports to the trustees, shareholders and the SEC, including, but not limited to, annual reports and semi-annual reports;
c.	notices pursuant to Rule 23c-3;
d.	proxy materials; and
e.	reports to the SEC on Forms N-SAR, N-CSR, N-Q and N-PX.

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9)	Coordinate the Trust's audits and examinations by:
a.	assisting each Fund’s independent public accountants, or, upon approval of the Trust, any regulatory body, in any requested review of a Fund’s accounts and records;
b.	providing appropriate financial schedules (as requested by a Fund’s independent public accountants or SEC examiners); and
c.	providing office facilities as may be required.

10)	Determine, after consultation with legal counsel for the Trust and RCS, the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

11)	Monitor sales of Fund shares and ensure that such Shares are properly and duly registered with the SEC

12)	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

13)	Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

14)	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

15)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

16)	Upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of GFS);

17)	Perform other services, recordkeeping and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Sub-Administrative Services. Any modification of the Fund Sub-Administrative Services provided by GFS as set forth in this Appendix II shall be delivered to RCS in writing.

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